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                                                                EX(A)(12)


FOR IMMEDIATE RELEASE


             RASMALA BUYOUT FUND LP COMMENCES CASH TENDER OFFER FOR
                          ARAMEX INTERNATIONAL LIMITED

         DUBAI, UNITED ARAB EMIRATES AND AMMAN, JORDAN - January 10, 2002 - Rasmala Distribution (Cayman) Limited, a subsidiary of Rasmala Buyout Fund LP, and Aramex International Limited (Nasdaq: ARMX) jointly announced today that Rasmala Distribution (Cayman) Limited has commenced its cash tender offer to purchase, through its subsidiary, Rasmala Distribution (Bermuda) Limited, all of the outstanding common shares of Aramex International Limited at $12.00 per share.

         The offer is being made pursuant to the previously announced Agreement and Plan of Amalgamation among Rasmala Distribution (Cayman) Limited, Rasmala Distribution (Bermuda) Limited and Aramex International Limited. The bidder's obligation to purchase any Aramex shares under the agreement is subject to at least 75% of Aramex's common shares being tendered on a fully diluted basis before the offer expires, certain regulatory filings and other customary closing conditions. Any shares of Aramex not acquired in the tender offer are expected to be acquired either in a subsequent compulsory acquisition or amalgamation at the same $12.00 per share cash price. The offer and withdrawal rights are scheduled to expire at 12:00 midnight New York City time, on Thursday, February 7, 2002, unless the offer is extended. TM Capital Corp. is serving as Dealer Manager and Georgeson Shareholder Communications Inc. is serving as Information Agent in connection with the tender offer.

         Rasmala Distribution (Cayman) Limited is an investment vehicle formed by Rasmala Buyout Fund LP, a Dubai-based leveraged buyout fund, and certain of its affiliates. Aramex's Chief Executive Officer and President, Fadi Ghandour, has agreed to acquire, simultaneously with the consummation of the tender offer, certain voting and non-voting securities of Rasmala Distribution (Cayman) Limited, representing an approximately 28% equity interest in the company.

         Three of Aramex's principal shareholders, Fadi Ghandour, Rula Ghandour and William Kingson, have irrevocably committed to tender their shares (including shares issuable upon the




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conditional exercise of certain stock options), representing approximately 51%
of Aramex's outstanding shares (on a fully diluted basis), in the transaction.

ABOUT ARAMEX INTERNATIONAL LIMITED

         Aramex is a leading provider of international and domestic express package delivery, freight forwarding, logistics and other transportation services primarily to, from and within the Middle East and the Indian Sub-Continent.

ABOUT RASMALA BUYOUT FUND LP

         Rasmala Buyout Fund LP was formed to make equity and equity-related investments in leveraged acquisitions of a diversified portfolio of manufacturing, consumer distribution, logistics, banking and financial services, media, energy and other businesses located in the Middle East, North Africa and the Sub-Continent. Rasmala Buyout Fund LP is managed by Rasmala Partners Ltd.

         THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES UNDER THE RULES AND REGULATIONS OF THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE TENDER OFFER IS MADE ONLY THROUGH THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER TENDER OFFER DOCUMENTS, WHICH ARE BEING MAILED TO THE SHAREHOLDERS AND OPTION HOLDERS OF ARAMEX INTERNATIONAL LIMITED BEGINNING TODAY AND ARE BEING FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION TODAY. SHAREHOLDERS AND OPTION HOLDERS ARE ADVISED TO READ RASMALA DISTRIBUTION LIMITED'S SCHEDULE TO/SCHEDULE 13E-3 AND ARAMEX INTERNATIONAL LIMITED'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND THE OTHER TENDER OFFER DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. INVESTORS WILL BE ABLE TO OBTAIN THESE DOCUMENTS, WHEN THEY BECOME AVAILABLE, AS WELL AS OTHER DOCUMENTS FILED BY RASMALA DISTRIBUTION (BERMUDA) LIMITED AND ARAMEX INTERNATIONAL LIMITED, WITHOUT CHARGE THROUGH THE U.S. SECURITIES AND EXCHANGE COMMISSION'S WEB SITE, WWW.SEC.GOV. THESE DOCUMENTS WILL ALSO BE MADE AVAILABLE WITHOUT CHARGE TO ALL ARAMEX INTERNATIONAL LIMITED SHAREHOLDERS AND OPTION HOLDERS BY CONTACTING GEORGESON SHAREHOLDER COMMUNICATIONS INC., THE INFORMATION AGENT FOR THE OFFER.

Contacts:         Salman Mahdi
                  Rasmala Partners Ltd.
                  +971 50 625 2640
                  salman@rasmala.com

                  Fadi Ghandour
                  Aramex International Limited
                  +962 6 551 5111 ext. 404
                  Fadi.Ghandour@aramex.com

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